Putnam Equity Income Fund
May 31, 2010 Semiannual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1	Class A	22,258
      Class B	976
      Class C   452

72DD2	Class M	234
          Class R   187
          Class Y   4,248

73A1		Class A	0.128
      Class B	0.075
      Class C   0.079

73A2		Class M	0.094
          Class R   0.115
          Class Y   0.144

74U1 	Class A	177,891
      Class B	11,186
      Class C   6,059

74U2 	Class M	2,470
          Class R   2,552
          Class Y   30,565

74V1		Class A	13.16
      Class B	13.02
      Class C   13.06

74V2		Class M	13.03
          Class R   13.09
          Class Y   13.16

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.